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                                                                    EXHIBIT 3.1

                         CORRECTED AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          PHARSIGHT MERGER CORPORATION

                                       I.

         The name of this corporation is Pharsight Merger Corporation.

                                      II.

         The address of the registered office of the corporation in the State of Delaware is 9 Loockerman Street, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is the National Registered Agents.

                                      III.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

         A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred thirty-two million (132,000,000) shares. one hundred and twenty million (120,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Twelve million (12,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

         B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law ("DGCL"), to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         C. One million nine hundred thirty-five thousand two hundred seventy-four (1,935,274) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). Five hundred forty thousand (540,000) shares of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the


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"Series B Preferred"). Two million five hundred eighty-one thousand six hundred forty (2,581,640) shares of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Two million nine hundred thirty thousand (2,930,000) shares of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). Two million seven hundred seventy-seven thousand seven hundred seventy-eight (2,777,778) shares of the authorized Preferred Stock are hereby designated "Series E Preferred Stock" (the "Series E Preferred"). One million two hundred thirty-five thousand three hundred eight (1,235,308) shares of the authorized Preferred Stock remain undesignated (the "Undesignated Preferred"). The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Undesignated Preferred are collectively referred to as the "Preferred Stock."

         D. The respective rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are as follows:

         1.       DIVIDEND RIGHTS.

                  a. Holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of ten percent (10%) of the "Original Issue Price" with respect to the Series A Preferred, the Series B Preferred, the Series D Preferred and Series E Preferred and at the rate of nine percent (9%) of the "Original Issue Price" per annum with respect to the Series C Preferred on each outstanding share of such series of Preferred Stock (as adjusted for any stock dividends, combinations, splits recapitalization and the like with respect to such shares). The Original Issue Price of the Series A Preferred shall be $0.98; the Original Issue Price of the Series B Preferred shall be $1.50; the Original Issue Price of the Series C Preferred shall be $2.37; the Original Issue Price of the Series D Preferred shall be $3.27; and the Original Issue Price of the Series E Preferred shall be $7.20. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

                  b. So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Preferred Stock shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is

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unanimously approved by the Corporation's Board of Directors. The holders of the
Preferred Stock expressly waive their rights, if any, as described in California Corporations Code Sections 502, 503 and 506 as they relate to repurchase of shares pursuant to a written repurchase option upon termination of employment.

         2.       VOTING RIGHTS.

                  a. GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of the Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of the Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  b. SEPARATE VOTE OF SERIES A PREFERRED. For so long as at least one hundred fifty thousand (150,000) shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions:

                           (i)      Any amendment, alteration, or repeal of any
provision of the Amended and Restated Certificate of Incorporation (the "Restated Certificate") or the Bylaws of the Corporation (including any filing of a Certificate of Determination), that materially alters or changes the rights, preferences, or privileges of the Series A Preferred;

                           (ii)     Any increase in the authorized number of
shares of Series A Preferred; or

                           (iii)    Any authorization of any class of shares or
series of equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred in right of redemption, liquidation preference, voting or dividends.

                  c. SEPARATE VOTE OF SERIES B PREFERRED. For so long as at least one hundred fifty thousand (150,000) shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series B Preferred shall be necessary for effecting or validating the following actions:

                           (i)      Any amendment, alteration, or repeal of any
provision of the Restated Certificate or the Bylaws of the Corporation (including any filing of a Certificate of Determination), that materially alters or changes the rights, preferences, or privileges of the Series B Preferred;

                           (ii)     Any increase in the authorized number of
shares of Series B Preferred; or


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                           (iii)    Any authorization of any class of shares or
series of equity securities of the Corporation ranking on a parity with or senior to the Series B Preferred in right of redemption, liquidation preference, voting or dividends.

                  d. SEPARATE VOTE OF SERIES C PREFERRED. For so long as at least one hundred fifty thousand (150,000) shares of Series C Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series C Preferred shall be necessary for effecting or validating the following actions:

                           (i)      Any amendment, alteration, or repeal of any
provision of the Restated Certificate or the Bylaws of the Corporation (including any filing of a Certificate of Determination), that materially alters or changes the rights, preferences, or privileges of the Series C Preferred;

                           (ii)     Any increase in the authorized number of
shares of Series C Preferred; or

                           (iii)    Any authorization of any class of shares or
series of equity securities of the Corporation ranking on a parity with or senior to the Series C Preferred in right of redemption, liquidation preference, voting or dividends.

                  e. SEPARATE VOTE OF SERIES D PREFERRED. For so long as at least one hundred fifty thousand (150,000) shares of Series D Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series D Preferred shall be necessary for effecting or validating the following actions:

                           (i)      Any amendment, alteration, or repeal of any
provision of the Restated Certificate or the Bylaws of the Corporation (including any filing of a Certificate of Determination), that materially alters or changes the rights, preferences, or privileges of the Series D Preferred;

                           (ii)     Any increase in the authorized number of
shares of Series D Preferred; or

                           (iii)    Any authorization of any class of shares or
series of equity securities of the Corporation ranking on a parity with or senior to the Series D Preferred in right of redemption, liquidation preference, voting or dividends.

                  f. SEPARATE VOTE OF SERIES E PREFERRED. For so long as at least one hundred fifty thousand (150,000) shares of Series E Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series E Preferred shall be necessary for effecting or validating the following actions:

                           (i)      Any amendment, alteration, or repeal of any
provision of the Restated Certificate or the Bylaws of the Corporation (including any filing of a Certificate of

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Determination), that materially alters or changes the rights, preferences, or privileges of the Series E Preferred;

                           (ii)     Any increase in the authorized number of
shares of Series E Preferred; or

                           (iii)    Any authorization of any class of shares or
series of equity securities of the Corporation ranking senior to the Series E Preferred as to redemption, liquidation preference, voting or dividend rights; provided, however, that greater liquidation preference or dividend rights that are merely proportional to the difference in original issue price of such equity securities from that of the Series E Preferred shall not cause such equity securities to be deemed senior to the Series E Preferred.

                  g. SEPARATE VOTE OF PREFERRED STOCK. For so long as at least seven hundred fifty thousand (750,000) shares of Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of more than sixty-six percent (66%) of the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, voting together as one class, shall be necessary for effecting or validating the following actions:

                           (i)      Any approval by the Corporation or its
stockholders of an Asset Transfer or Acquisition (each as defined in Section 3(c)) or any voluntary dissolution or liquidation of the Corporation;

                           (ii)     Any redemption, repurchase, or acquisition
of any Common Stock of the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer); or

                           (iii)    Any authorization of any debt securities of
the Corporation other than (a) unsecured debt in an amount not to exceed five million dollars ($5,000,000), (b) equipment financing, or (c) any debt secured by accounts receivable, inventory, real property, fixtures, or equipment.

         3.       LIQUIDATION RIGHTS.

                  a. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, (i) the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred equal to the sum of (A) the Original Issue Price of the Series A Preferred, and (B) all declared and unpaid dividends on such shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them; (ii) the holders of Series B Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series B Preferred equal to the sum of (A) the Original Issue Price of the Series B Preferred, and (B) all declared and unpaid dividends on such shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits,

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recapitalizations and the like with respect to such shares) for each share of
Series B Preferred held by them; (iii) the holders of Series C Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series C Preferred equal to the sum of (A) the Original Issue Price of the Series C Preferred, (B) all declared and unpaid dividends on such shares of Series C Preferred and (C) an amount, if any, equal to eight percent (8%) of the Original Issue Price of the Series C Preferred times the number of full years elapsed between the original issue date of the Series C Preferred and the date of liquidation, dissolution or winding up of the Corporation (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series C Preferred held by them; (iv) the holders of Series D Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series D Preferred equal to the sum of
(A) the Original Issue Price of the Series D Preferred, and (B) all declared and unpaid dividends on such shares of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series D Preferred held by them; and (v) the holders of Series E Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series E Preferred equal to the sum of
(A) the Original Issue Price of the Series E Preferred, and (B) all declared and unpaid dividends on such shares of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series E Preferred held by them.

                  b. After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series C Preferred.

                  c. The following events shall be considered a liquidation under Section 3(a):

                           (i)      any consolidation or merger of the
Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the resulting company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred (an "Acquisition"); or

                           (ii)     a sale, lease or other disposition of all or
substantially all of the assets of the Corporation (an "Asset Transfer").

                  d. If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in
Section 3(a), then such assets shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  e. In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value


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of the assets to be distributed to the holders of shares of the Preferred Stock shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

                           (i)      If traded on a securities exchange, the
value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending three (3) days prior to the distribution;

                           (ii)     If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                           (iii)    If there is no active public market, the
value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board. The holders of at least fifty-one percent (51%) of the outstanding Preferred Stock shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 3(e), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

         4.       CONVERSION RIGHTS.

                  The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Rights"):

                  a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, and subject to the restriction set forth in Section 5(e) below, any shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate," "Series B Conversion Rate," "Series C Conversion Rate," "Series D Conversion Rate" or "Series E Conversion Rate" then in effect (determined as provided in Section 4(b)) by the respective number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred being converted.

                  b. CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in
Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the


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quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the "Series D Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series E Preferred (the "Series E Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series E Preferred by the "Series E Conversion Price," calculated as provided in Section 4(c).

                  c. CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Conversion Price"), the conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the "Series B Conversion Price"), the conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the "Series C Conversion Price"), the conversion price for the Series D Preferred shall initially be the Original Issue Price of the Series D Preferred (the "Series D Conversion Price") and the conversion price for the Series E Preferred shall initially be the Original Issue Price of the Series E Preferred (the "Series E Conversion Price"). Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price herein shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price as so adjusted.

                  d. MECHANICS OF CONVERSION. Each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of such series of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled (and, in the case of conversion of the Series C Preferred, cash receivable upon such conversion pursuant to Section 4(r), if any) and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of such series of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of such series of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.


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                  e.       ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the
Corporation shall at any time or from time to time after the date that the first share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred is issued (the "Original Issue Date" for such series) effect a subdivision of the outstanding Common Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                  g. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon (and, in the case of conversion of the Series C Preferred, cash receivable upon such conversion pursuant to Section 4(r), if any) the amount of other securities of the Corporation which they would have received had their shares of such series of Preferred Stock been converted into

Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 4 with respect to the rights of the holders of such series of Preferred Stock or with respect to such other securities by their terms.

                  h. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of such series of Preferred Stock shall have the right thereafter to receive upon conversion of such series of Preferred Stock (in addition to any cash receivable upon such conversion of the Series C Preferred pursuant to Section 4(r)) the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  i. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall thereafter be entitled to receive upon conversion of such series of Preferred Stock (in addition to any cash receivable upon such conversion of the Series C Preferred pursuant to Section 4(r)) the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price, the Series B Conversion Price, Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price then in effect and the number of shares issuable upon conversion of such series of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                  j. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, Series C Conversion Price, the Series D Conversion Price or the Series E Conversion Price for the number of shares of Common Stock or other securities or property issuable upon conversion of such series of Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price at the time in effect, and
(2) the type and amount, if any, of other securities or property which at the time would be received upon conversion of such series of Preferred Stock.

                  k. NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective and a general description of the proposed transaction, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                  l.       AUTOMATIC CONVERSION.

                           (1)      Each share of Series A Preferred, Series B
Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall automatically be converted into shares of Common Stock (a) (i) with respect to the Series A Preferred, at any time upon the affirmative vote of the holders of at least fifty-one percent (51%) of the outstanding shares of Series A Preferred, based on the then-effective Series A Conversion Price, (ii) with respect to the Series B Preferred, at any time upon the affirmative vote of the holders of at least fifty-one percent (51%) of the outstanding shares of Series B Preferred, based on the then-effective Series B Conversion Price, (iii) with respect to the Series C Preferred, at any time upon the affirmative vote of the holders of at least fifty-one percent (51%) of the outstanding shares of Series C Preferred, based on the then-effective Series C Conversion Price, (iv) with respect to the Series D Preferred, at any time upon the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series D Preferred, based on the then-effective Series D Conversion Price, or (v) with respect to the Series E Preferred, at any time upon the affirmative vote of the holders of at least fifty-one percent (51%) of the outstanding shares of Series E Preferred, based on the then-effective Series E Conversion Price, or

(b) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price is at least $10.88 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $20,000,000 (a "Qualified Initial Public Offering").

                           (2)      Upon the occurrence of the event specified
in paragraph (1) above, the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, the holders of such series of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                  m. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

                  n. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  o. NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
(iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                  p. PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

                  q. NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred against diminution or other impairment.

                  r. PAYMENT UPON CONVERSION. Upon any of the following conversion events, each share of Series C Preferred shall be entitled to receive, in addition to the Common Stock receivable upon such conversion, an amount in cash equal to the Original Issue Price of the Series C Preferred:

                           (i)      automatic conversion of the Series C
Preferred pursuant to clause (b) of Section 4(l)(1);

                           (ii)     provided that at least six (6) months have
elapsed since the closing of the first public offering of Common Stock for the account of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, automatic conversion of the Series C Preferred pursuant to clause (a)(iii) of Section 4(l)(1); or

                           (iii)    provided that at least six (6) months have
elapsed since the closing of the first public offering of Common Stock for the account of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, conversion of the Series C Preferred pursuant to Section 4(a).

         5.       REDEMPTION.

                  a. The Corporation shall be obligated to redeem the Series C Preferred upon the vote of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series C Preferred to the extent it may lawfully do so, at any time after the fifth anniversary of the Original Issue Date for the Series C Preferred. The Corporation shall be obligated to redeem the Series D Preferred upon the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series D Preferred to the extent it may lawfully do so, at any time after the fifth anniversary of the Original Issue Date for the Series D Preferred. Such redemptions of the Series C Preferred or Series D Preferred shall be made in three (3) annual installments beginning sixty (60) days after the Corporation receives notice of such vote or on the date specified in such vote, whichever is later, and ending on the date two (2) years from such first redemption date (each a "Redemption Date"). The Corporation shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for each such share of Series C Preferred or Series D Preferred to be redeemed a sum equal to (A) the respective Original Issue Price per share of such Series C Preferred or Series D Preferred, plus (B) all accrued but unpaid dividends with respect to such share of Series C Preferred or Series D Preferred, plus (C) an amount, if any, equal to eight percent (8%) of the respective Original Issue Price of each such share of the Series C Preferred or Series D Preferred, times the number of full years elapsed between the respective Original Issue Date of the Series C Preferred or Series D Preferred and such Redemption Date (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The total amount to be paid for the Series C Preferred or Series D Preferred is hereinafter referred to as the "Redemption Price." The number of shares of Series C Preferred or Series D Preferred that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of such shares of Series C Preferred or Series D Preferred outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each such holder of Series C Preferred or Series D Preferred on a pro rata basis.

                  b. At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Corporation shall send by mail, first class postage prepaid, to all holders of Series C Preferred or Series D Preferred to be redeemed, as the case may be, a written notice (a "Redemption Notice") notifying such holders of the redemption to be effected on the Redemption Date and setting forth (i) the Redemption Price for the shares to be redeemed, and (ii) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all of the shares to be redeemed at the Redemption Date then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

                  c. On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this paragraph 5(c) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(c) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

                  d. On or after such Redemption Date, each such holder of shares of Series C Preferred or Series D Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holders of such shares as holders of Series C Preferred or Series D Preferred, as the case may be (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares, provided that in the event that such shares of Series C Preferred or Series D Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series C Preferred or Series D Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

                  e. In the event of a call for redemption of any shares of Series C Preferred or Series D Preferred, the Conversion Rights (as defined in Section 4) for such Series C Preferred or Series D Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth
(5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

         6. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

         7. NO PREEMPTIVE RIGHTS. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

                                       V.

         For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A.

                  1.       MANAGEMENT OF BUSINESS

                           The management of the business and the conduct of the
affairs of the corporation shall be vested in its Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

                  2.       BOARD OF DIRECTORS

                           a.       Subject to the rights of the holders of any
series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. During such time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law ("CGCL"), this Section A.2.a of this
Article V shall become effective and be applicable only when the corporation is a "listed" corporation within the meaning of Section 301.5 of the CGCL.

                           b.       In the event that the corporation is subject
to Section 2115(b) of the CGCL AND is not a "listed" corporation or ceases to be a "listed" corporation under Section 301.5 of the CGCL, Section A.2.a. of this
Article V shall not apply and all directors shall be shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

                           c.       No person entitled to vote at an election
for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL AND is not a "listed" corporation or ceases to be a "listed" corporation under Section 301.5 of the CGCL. During this time, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

         Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  3.       REMOVAL OF DIRECTORS

                           Removal of directors shall be governed as provided in
the Bylaws of the corporation.

                  4.       VACANCIES

                           a.       Subject to the rights of the holders of any
series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                           b.       If at the time of filling any vacancy or any
newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

                           c.       At any time or times that the corporation is
subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then:

                                    (i)      Any holder or holders of an
aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

                                    (ii)     The Superior Court of the proper
county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

         B.

         1.       BYLAW AMENDMENTS

                  Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

         2.       BALLOTS

                  The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

         3.       ACTION BY STOCKHOLDERS

                  No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

         4.       ADVANCE NOTICE

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.


                                      VI.

         A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

         B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

         A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

         B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.